EXHIBIT 99.1

Altavista, VA (April 25, 2007) — Pinnacle Bankshares Corporation (OTCBB:PPBN), the one-bank holding company (the “Company”) of The First National Bank of Altavista (quarterly consolidated results unaudited) reported today net income after taxes of $568,000, a 1.39% decrease when compared to net income after taxes of $576,000 for the same period of 2006. Net income after taxes equates to $0.39 per basic share for both periods.

Profitability as measured by the Company’s return on average assets (ROA) was 0.88% for the three months ended March 31, 2007, down from 0.98% for the same period of 2006. Another key indicator of performance, return on average equity (ROE), was 9.18% for the three months ended March 31, 2007, down from 9.86% for the three months ended March 31, 2006.

Interest income on loans and securities increased 21.38% in the first quarter of 2007 compared to the first quarter of 2006 as net loan volume increased by $30,981,000 since March 31, 2006 and yield on loans and securities increased by 62 basis points in the same time period. Interest and fees on loans was $3,947,000 for the three-month period ended March 31, 2007, up from $3,115,000 for the same period in 2006.

Total interest expense increased 36.69% in the first quarter of 2007 compared to the first quarter of 2006 due to the impact of the upward repricing of deposit liabilities and a $27,090,000 growth in total deposits in the past twelve months.

Net interest income was $2,413,000 for the three months ended March 31, 2007 compared to $2,166,000 for the same period in 2006.

Noninterest income increased $46,000 or 8.20% for the three-month period ended March 31, 2007 compared to the same period of 2006. The increase from 2006 was due mainly to a $40,000 or 13.51% increase in service charges attributable to overdraft charges on deposit accounts.

Noninterest expense increased $293,000 or 16.07% for the three-month period ended March 31, 2007 compared to the same period of 2006. The increase in noninterest expense is attributed primarily to the effect of the overall growth of the Company on personnel expenses and fixed asset costs.

“Although our objective obviously is to increase earnings, we are not displeased that our 1st Quarter 2007 earnings are essentially flat when compared with 1st Quarter 2006 earnings, especially in the face of interest expense increasing at a faster rate than interest income and as we absorb the additional expense associated with growth of the Company”, stated Rob Gilliam, President and CEO for both Pinnacle Bankshares and First National Bank.

Total assets at March 31, 2007 were $267,209,000, up 4.21% from $256,421,000 at December 31, 2006. The principal components of the Company’s assets at the end of the period were $217,454,000 in net loans and $24,183,000 in securities. During the three month period ended March 31, 2007, net loans increased 4.62% or $9,593,000 from $207,861,000 at December 31, 2006. Also during the first quarter of 2007, securities decreased 2.75% or $683,000 from December 31, 2006.

Total liabilities at March 31, 2007 were $242,219,000, up 4.44% from $231,929,000 at December 31, 2006, as demand deposits increased $2,718,000 or 11.50%, savings and NOW accounts increased $4,103,000 or 5.88% and time deposits increased $3,492,000 or 2.54%.

Total stockholders’ equity at March 31, 2007 was $24,990,000, including $20,320,000 in retained earnings. At December 31, 2006, total stockholders’ equity totaled $24,492,000.

Selected financial highlights are shown below.

Pinnacle Bankshares Corporation is a locally managed community banking organization based in Central Virginia. The one-bank holding company of The First National Bank of Altavista serves an area consisting primarily of all or portions of the Counties of Campbell, Pittsylvania, Franklin, Bedford, Amherst and the City of Lynchburg. The Company operates two branches in the Town of Altavista, two branches in Campbell County, one branch in the City of Lynchburg and a branch in Bedford County. A loan production office in the Smith Mountain Lake market at Moneta in Franklin County opened in May 2005. First National Bank opened a new branch in the Town of Amherst in November 2006.

This press release may contain “forward-looking statements” within the meaning of federal securities laws that involve significant risks and uncertainties. These statements are based on certain assumptions and analyses by the Company and may relate to the Company’s future plans and performance. Although we believe our plans and expectations reflected in these forward-looking statements are reasonable, our ability to predict results or the actual effect of future plans or strategies is inherently uncertain, and we can give no assurance that these plans or expectations will be achieved. Factors that could cause actual results to differ materially from management’s expectations include, but are not limited to, changes in: interest rates, general economic conditions, the legislative/regulatory climate, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows and funding costs, competition, demand for financial services in our market area and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and you should not place undue reliance on such statements, which reflect our position as of the date of this release.

Pinnacle Bankshares Corporation

Selected Financial Highlights

(Unaudited)

(Amounts in thousands)

Income Statement Highlights	3 Months Ended 3/31/2007	Year Ended 12/31/2006	3 Months Ended 3/31/2006
Net Interest Income	$2,413	$9,192	$2,166
Provision for Loan Losses	73	339	65
Noninterest Income	607	2,500	561
Noninterest Expense	2,116	7,825	1,823
Net Income	568	2,412	576

Balance Sheet Highlights	3/31/2007	12/31/2006	3/31/2006
Net Loans	$217,454	$207,861	$186,473
Total Investments	24,183	24,866	27,684
Total Assets	267,209	256,421	238,663
Total Deposits	241,130	230,817	214,040
Stockholder’s Equity	24,990	24,492	23,540

CONTACT: Pinnacle Bankshares Corporation, Bryan M. Lemley, 434-369-3036 bryanlemley@1stnatbk.com